Exhibit 99

NEWS ANNOUNCEMENT	FOR IMMEDIATE RELEASE

REX AMERICAN RESOURCES REPORTS ALL TIME RECORD NET INCOME PER SHARE ATTRIBUTABLE TO REX COMMON SHAREHOLDERS OF $1.49 FOR ITS FISCAL 2023 THIRD QUARTER

Dayton, Ohio, (November 30, 2023) -- REX American Resources Corporation (NYSE: REX) (“REX” or “the Company”) today reported financial results for its fiscal 2023 third quarter (“Q3 ‘23”) ended October 31, 2023. REX management will host a conference call and webcast today at 11:00 a.m. ET.

Conference Call: Webcast / Replay URL:	212/231-2938 www.rexamerican.com The webcast will be available for replay for 30 days.

REX American Resources’ Q3 ‘23 results principally reflect its interests in six ethanol production facilities. The One Earth Energy, LLC (“One Earth”) and NuGen Energy, LLC (“NuGen”) ethanol production facilities are consolidated, while the four other ethanol plants are reported as equity in income of unconsolidated ethanol affiliates.

REX’s Q3 ‘23 net sales and revenue were $221.1 million, compared with $220.3 million in Q3 ‘22. The year-over-year net sales and revenue increase primarily reflects a 10.4% increase in the quantities of ethanol sold, partially offset by lower prices for ethanol, dried and modified distillers grains, and corn oil. Q3 ‘23 gross profit increased 323.7% to $39.3 million, from $9.3 million in Q3 ‘22, primarily reflecting decreased input costs, including lower corn and natural gas pricing. As a result, income before income taxes and non-controlling interests was $41.3 million, compared with $6.1 million in the comparable year-ago period.

Net income attributable to REX common shareholders was $26.1 million in Q3 ‘23 compared with $3.2 million in Q3 ‘22. This led to Q3 ‘23 basic and diluted net income per share attributable to REX common shareholders of $1.49, an all time quarterly record, compared to $0.18 per share in Q3 ‘22. Per share results for the Q3 ‘23 and Q3 ‘22 periods are based on 17,531,000 and 17,591,000 diluted weighted average shares outstanding, respectively.

REX American Resources’ Chief Executive Officer, Zafar Rizvi, commented, “Our fiscal third quarter results mark the best quarterly net income and earnings per share results in our 39 year history as a public company and highlights the strength of our ethanol operations. The substantial increase in income before taxes to $41.3 million underscores the efficiency of our operations and our ability to capitalize on favorable industry conditions.

“REX remains committed to a sustainable future by fully embracing the power of ethanol. We continue to make progress on our cutting-edge carbon sequestration initiatives including beginning construction on a carbon capture facility, implementing carbon intensity (CI) score reduction projects and expanding capacity from 150 to 175 million gallons, with the ultimate goal being annual production capacity of 200 million gallons all at the One Earth plant location.

REX American Resources Q3 ‘23 Results, 11/30/23	page 2

“As we look ahead, we are confident in our ability to extend our long track record of leading ethanol industry operating results, and advancing our carbon capture and sequestration initiatives, while growing our capacity. With a disciplined operating approach and focus on profitability, we expect these initiatives will lead to incremental cash generation and added shareholder value creation.”

Balance Sheet

As of October 31, 2023, REX had cash and cash equivalents and short-term investments of $332.0 million, $34.1 million of which was at the parent company and $297.9 million of which was at its consolidated production facilities. This compares with cash, cash equivalents and short-term investments at January 31, 2023, of $280.9 million, $42.1 million of which was at the parent company and $238.8 million of which was at its consolidated production facilities.

The following table summarizes select data related to REX’s

consolidated alternative energy interests:

	Three Months Ended		Nine Months Ended
	October 31,		October 31,
	2023	2022	2023	2022
Average selling price per gallon of ethanol	$2.32	$2.49	$2.32	$2.48

Average selling price per ton of dried distillers grains	$194.94	$230.29	$220.92	$232.51

Average selling price per pound of distillers corn oil	$0.61	$0.74	$0.60	$0.70

Average selling price per ton of modified distillers grain	$85.86	$116.49	$104.94	$120.23

Ethanol gallons sold (in millions)	73.2	66.3	213.8	202.1

REX American Resources Q3 ‘23 Results, 11/30/23	page 3

Change in Accounting Principles

In the previous quarter ended July 31, 2023 the Company made a change in the method of accounting to begin classifying shipping and handling costs as cost of sales, instead of within selling, general and administrative expenses (SG&A), as historically presented, in order to improve the comparability of gross profit and SG&A reported. The Company has applied a retrospective application of the new accounting policy.

The following table summarizes the impact of the Company’s

retrospective change in accounting principle:

	Three Months Ended
	October 31, 2022
	As Previously Reported	Effect of Change	As Currently Reported
Cost of Sales	$208,941	$2,063	$211,004

Gross Profit	$11,336	$(2,063)	$9,273

Selling, general and administrative expenses	$(7,886)	$2,063	$(5,823)

	Nine Months Ended
	October 31, 2022
	As Previously Reported	Effect of Change	As Currently Reported
Cost of Sales	$615,001	$4,548	$619,549

Gross Profit	$39,832	$(4,548)	$35,284

Selling, general and administrative expenses	$(22,237)	$4,548	$(17,689)

Third Quarter Conference Call

REX will host a conference call at 11:00 a.m. ET today to discuss the quarterly results and will host a question and answer session. The dial in number for the audio conference call is 212/231-2938 (domestic and international callers). Participants can also listen to a live webcast of the call on the Company’s website at, www.rexamerican.com. A webcast replay will be available for 30 days following the live event.

About REX American Resources Corporation

REX American Resources has interests in six ethanol production facilities, which in aggregate shipped approximately 704 million gallons of ethanol over the twelve-month period ended October 31, 2023. REX’s effective ownership of the trailing twelve-month gallons shipped (for the twelve months ended October 31, 2023) by the ethanol production facilities in which it has ownership interests was approximately 282 million gallons. Further information about REX is available at www.rexamerican.com.

REX American Resources Q3 ‘23 Results, 11/30/23	page 4

This news announcement contains or may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements can be identified by use of forward-looking terminology such as “may,” “expect,” “believe,” “estimate,” “anticipate” or “continue” or the negative thereof or other variations thereon or comparable terminology. Readers are cautioned that there are risks and uncertainties that could cause actual events or results to differ materially from those referred to in such forward-looking statements. These risks and uncertainties include the risk factors set forth from time to time in the Company’s filings with the Securities and Exchange Commission and include among other things: the effect of pandemics such as COVID-19 on the Company’s business operations, including impacts on supplies, demand, personnel and other factors, the impact of legislative and regulatory changes, the price volatility and availability of corn, distillers grains, ethanol, distillers corn oil, commodity market risk, gasoline and natural gas, ethanol plants operating efficiently and according to forecasts and projections, logistical interruptions, success in permitting and developing the planned carbon sequestration facility near the One Earth Energy ethanol plant, changes in the international, national or regional economies, the impact of inflation, the ability to attract employees, weather, results of income tax audits, changes in income tax laws or regulations, the impact of U.S. foreign trade policy, changes in foreign currency exchange rates and the effects of terrorism or acts of war. The Company does not intend to update publicly any forward-looking statements except as required by law.

Contact:

Douglas Bruggeman	Joseph Jaffoni, Norberto Aja
Chief Financial Officer	JCIR
(937) 276-3931	(212) 835-8500 / rex@jcir.com

REX American Resources Q3 ‘23 Results, 11/30/23	page 5

REX AMERICAN RESOURCES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except per share amounts)

Unaudited

	Three Months Ended		Nine Months Ended
	October 31,		October 31,
	2023	2022	2023	2022
Net sales and revenue	$221,079	$220,277	$645,770	$654,833
Cost of sales	181,789	211,004	577,962	619,549
Gross profit	39,290	9,273	67,808	35,284
Selling, general and administrative expenses	(7,609)	(5,823)	(21,996)	(17,689)
Equity in income of unconsolidated ethanol affiliates	4,738	661	9,275	6,210
Interest and other income, net	4,863	1,983	10,935	10,338
Income before income taxes and noncontrolling interests	41,282	6,094	66,022	34,143
Provision for income taxes	(9,640)	(1,196)	(15,396)	(7,374)
Net Income	31,642	4,898	50,626	26,769
Net Income attributable to noncontrolling interests	(5,566)	(1,714)	(10,259)	(7,233)
Net income attributable to REX common shareholders	$26,076	$3,184	$40,367	$19,536

Weighted average shares outstanding – basic and diluted	17,531	17,591	17,461	17,714

Basic and diluted net income per share attributable to REX common shareholders	$1.49	$0.18	$2.31	$1.10

- balance sheets follow -

REX American Resources Q3 ‘23 Results, 11/30/23	page 6

REX AMERICAN RESOURCES CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands)

Unaudited

	October 31,	January 31,
	2023	2023
ASSETS:
CURRENT ASSETS:
Cash and cash equivalents	$72,828	$69,612
Short-term investments	259,172	211,331
Restricted cash	1,728	1,735
Accounts receivable	30,138	25,162
Inventory	37,515	48,744
Refundable income taxes	4,448	2,962
Prepaid expenses and other	12,256	13,098
Total current assets	418,085	372,644
Property and equipment, net	144,567	135,497
Operating lease right-of-use assets	14,516	15,214
Other assets	13,589	23,179
Equity method investment	36,807	33,045
TOTAL ASSETS	$627,564	$579,579
LIABILITIES AND EQUITY:
CURRENT LIABILITIES:
Accounts payable – trade	$28,766	$34,091
Current operating lease liabilities	5,082	5,180
Accrued expenses and other current liabilities	14,842	15,328
Total current liabilities	48,690	54,599
LONG-TERM LIABILITIES:
Deferred taxes	1,097	1,097
Long-term operating lease liabilities	9,157	9,855
Other long-term liabilities	3,072	3,034
Total long-term liabilities	13,326	13,986
EQUITY:
REX shareholders’ equity:
Common stock	299	299
Paid-in capital	3,475	578
Retained earnings	681,193	640,826
Treasury stock	(191,974)	(193,721)
Total REX shareholders’ equity	492,993	447,982
Noncontrolling interests	72,555	63,012
Total equity	565,548	510,994
TOTAL LIABILITIES AND EQUITY	$627,564	$579,579

- statements of cash flows follow -

REX American Resources Q3 ‘23 Results, 11/30/23	page 7

REX AMERICAN RESOURCES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(in thousands)

Unaudited

	Nine Months Ended
	October 31,	October 31,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income including noncontrolling interest	$50,626	$26,769
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	13,371	13,503
Amortization of operating lease right-of-use assets	3,766	4,105
Income from equity method investments	(9,275)	(6,210)
Dividends received from equity method investments	5,513	3,007
Interest income from investments	(6,950)	(1,098)
Deferred income taxes	10,048	4,964
Stock based compensation expense	5,146	1,295
Loss (gain) on sale of property and equipment – net	205	(91)
Changes in assets and liabilities:
Accounts receivable	(4,976)	3,146
Inventories	11,229	180
Refundable income taxes	(1,486)	66
Other assets	409	649
Accounts payable – trade	(5,622)	7,990
Other liabilities	(4,812)	(4,281)
Net cash provided by operating activities	67,192	53,994
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(22,359)	(7,182)
Purchase of short-term investments	(378,381)	(307,371)
Sale of short-term investments	337,490	180,527
Deposits	(27)	-
Proceeds from sale of real estate and property and equipment	10	-
Net cash used in investing activities	(63,267)	(134,026)
CASH FLOWS FROM FINANCING ACTIVITIES:
Treasury stock acquired	-	(13,012)
Payments to noncontrolling interests holders	(716)	(1,730)
Net cash used in financing activities	(716)	(14,742)

NET INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	3,209	(94,774)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH – Beginning of period	71,347	232,068
CASH, CASH EQUIVALENTS AND RESTRICTED CASH – End of period	$74,556	$137,294

Non-cash financing activities – Stock awards accrued	$1,467	$679
Non-cash financing activities – Stock awards issued	$965	$1,539
Non-cash investing activities – Accrued capital expenditures	$722	$93
Right-of-use assets acquired and liabilities incurred upon lease execution	$3,210	$7,632

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